UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 4, 2011

HSW International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

Terminus, 3280 Peachtree Road, Suite 600, Atlanta, GA 30305
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(404) 364-5823

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 4, 2011, HSW International, Inc. (“HSWI”) entered into a senior revolving credit agreement with Theorem Capital, LLC (the “Lender”) pursuant to which the Lender has agreed to extend HSWI a line of credit of up to $1.0 million for a period of one year from March 4, 2011, subject to renewal by the Lender, at its sole discretion, for an additional one-year period. Under the terms of the credit agreement, HSWI may, in its sole discretion, borrow from the Lender up to $1.0 million from time to time during the term of the credit agreement, in minimum loan amounts of $200,000, with each such loan being evidenced by a revolving promissory note. HSWI entered into this senior revolving credit agreement to provide flexibility as HSWI builds and executes upon its social media content strategy.

Any borrowings under the credit agreement will be senior unsecured indebtedness of HSWI and may be used for HSWI’s working capital and general corporate purposes. Any borrowings will be due and payable, with accrued interest thereon, on March 4, 2012, subject to any renewal of the line of credit, at the Lender’s discretion. During the term of the credit agreement, any principal amounts repaid by HSWI may be re-borrowed.

Borrowings under the credit agreement will bear interest at a fixed rate equal to 8% per annum, payable on or before March 4, 2012, unless the line of credit is renewed and the payment date extended, in which case interest shall be payable on or before March 4, 2013.

HSWI paid the Lender a commitment fee of $20,000 in consideration of its making the line of credit available to HSWI. In addition, HSWI will pay the Lender a renewal fee of $20,000 if the line of credit is renewed for an additional year beyond March 4, 2012.

HSWI has also given the Lender the right to purchase up to $1.0 million in shares of common stock or other equity securities of HSWI offered to other investors in financing transactions on the same terms as offered to those other investors and the Lender will have the further right to apply against the purchase price of any securities it elects to purchase any unpaid principal of, and unpaid accrued interest on, any borrowings under the credit agreement (with HSWI’s payment obligation with respect to any such amounts being deemed fully satisfied). These purchase rights terminate following the first financing involving HSWI’s sale of at least $1.0 million of its common stock or other securities, referred to as a Qualified Financing, or at such time as the dollar amount of investments made by the Lender under this provision of the credit agreement equals $1,000,000.  Any investment by the Lender under this provision of the credit agreement will not be counted toward the determination of a Qualified Financing.

The credit agreement contains covenants that HSWI considers usual and customary for an agreement of this type, including restrictions on incurring additional indebtedness, maximum trade obligations and accrued expenses and other current liabilities, use of loan proceeds and payment of dividends. Upon the occurrence of an event of default, including payment defaults, breaches of covenants, insolvency proceedings and events having a material adverse effect on HSWI’s financial condition, business assets, operations or property, the Lender may declare all outstanding obligations under the credit agreement due and payable and the aggregate unpaid principal balance of any borrowings and, to the extent permitted by applicable law, any other obligations under the credit agreement will bear interest at a default rate of 11% per annum until the event of default is waived or cured or all outstanding obligations are paid in full.

In connection with the credit agreement, HSWI issued to the Lender a warrant to purchase 65,359 shares of HSWI common stock, exercisable for a period of three years from March 4, 2011. The warrant is exercisable, in whole or in part, immediately, and has a per share exercise price of $3.06, which is equal to the volume-weighted average price of HSWI common stock on Nasdaq for the ten trading days preceding the execution of the credit agreement, subject to adjustment under the terms of the warrant. The warrant may be exercised on a cashless basis if at any time there is no effective registration statement with respect to the resale of shares to be issued upon exercise of the warrant. The Lender is entitled to “piggyback” registration rights for its shares issued upon exercise of the warrant on any registration rights agreement entered into by HSWI with investors in connection with a Qualified Financing.

The descriptions of the credit agreement, the note and the warrant contained herein do not purport to be complete and are qualified in their entirety by reference to the credit agreement, the note and the warrant, attached hereto as Exhibits 10.37, 10.38 and 4.6 respectively, and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth in Item 1.01 regarding the credit agreement and the note is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities

The information set forth in Item 1.01 regarding the warrant is incorporated by reference into this Item 3.02.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

4.6	Common Stock Purchase Warrant dated March 4, 2011 issued to Theorem Capital, LLC.

10.37	Senior Revolving Credit Agreement dated March 4, 2011 between HSW International, Inc.

10.38	Revolving Promissory Note dated March 4, 2011 issued to Theorem Capital, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSW International, Inc.

Date: March 10, 2011	By:	/s/ Bradley T. Zimmer
Name: Bradley T. Zimmer
Title: Executive Vice President & General Counsel